October  28,  2003


Ms.  Ethel  Schwartz
President
New  Medium  Enterprises,  Inc.
1510  51  St.
Brooklyn,  NY  11219

RE: Value of the MultiDisk Ltd. & TriGM International S.A. Intellectual Property Assets:

Dear  Ms.  Schwartz

ASSIGNMENT

New Medium Enterprises, Inc. (NMEN) has requested that we provide a Fairness Opinion as to the proposed acquisition by New Medium Enterprises, Inc. (NMEN) of the assets of company known as MultiDisk LTD., and to TriGM International S.A. 283 Av. Louise c/o Accept S.A. 1050 Bruxelles Belgique.

1. MultiDisk Ltd. is a technology company concentrating its efforts on classical CD/DVD machinery; technologies and inexpensive commercial red lasers based products (RMD disks) equivalent to the projected "blue" UDO products. TriGM International S.A. holds the assets for complementary technology related to the RMD disks. These acquisitions are subject to certain terms to be outlined in an Asset Purchase Agreement and NMEN wishes to have said acquisition reviewed with respect to its terms and receive an opinion as to its Fairness to existing shareholders.

2.     This  report  was  paid  for  fully  in  advance.

3. We are offering an opinion as to the value of the intellectual property including an identified patent based on the potential market value of products that could result from said patent.

4. For the purposes of this report, fair market value, as judicially is defined as the highest price available in an open and unrestricted market between informed and prudent parties, acting at arm's length and under no compulsion to act, expressed in terms of money or money's worth.

5. Stated differently, we are expressing our opinion as to the intrinsic value of the Intellectual Property, intrinsic value being a notional value which we believe would prevail upon rates of return required by Investors, given the economic and business conditions existing at the valuation date, without consideration of possible purchaser synergies.

6. We understand that you have requested this report for the purpose of determining the value of the Company's intellectual property assets a proposed merger and potential future financing and growth plans of the Company. We have not taken into consideration the proposed terms and conditions of any future financing. We have, however, taken into consideration the terms as outlined in the Asset Purchase Agreement provided. (Appendix A)

7. In determining the value of the IP we have not anticipated the ability of the Company to implement the sales and marketing strategies described to us by you and contained in the Business Plans provided to us during this valuation assignment. To a large extent the success and the future valueof the Company will be determined by its success or failure in this area.

8. Consideration in the valuation was given to the potential development of additional products (patents) provided by you. (Appendix C)


OVERALL  FINDING

The overall finding of this report is that the proposed Intellecutal Property Assets purchased by New Medium Enterprises, Inc. (NMEN) of MultiDisk, Ltd. and TriGM International S.A. is fair to the shareholders of MNEN. This fairness opinion is subject to the terms as outlined in Appendix and subject to constraints as numbers in each of the following sections of this report.


SCOPE  OF  REVIEW

9. In forming our opinion as to value, we have reviewed or completed the following activates:

a.      Multiple  discussions  with  Ethel  Schwartz  from  NMEN;

b.      Discussions  with  the  scientists  involved  in the development of RMD;

c. Review of literature, and conferences related to the various competing technologies;

d.      Review  of  the  MultiDisk  Business  Plan;

c.      Technical  Review  of  Reflective  MultiDisk  (RMD);

e.     Proposed  Milestones  for  the  product  development;

f. Product Description related to the RMD technology allowing building disks and players;

g.     Review  of  provisional  patent  Multilayer  Optical Information Carriers
(MOIC); which is the optical memory device and a method of manufacturing thereof: patent number 6,039,898 (09/490,063);

h. Each of the proposed patent areas based on successful product development:

(1) Manufacturing of Quasi-Reflective Multilayer Information Carrier Using Technology of Liquid Etching, in preparation;

(2) Manufacturing of Quasi-Reflective Multilayer Information Carrier by Photo Polymerization Using Polymer Matrices, in preparation;

(3) Polymers with Low Shrinkage for Manufacturing of Quasi-Reflective Multilayer Information Carriers, in preparation;

(4) Optimization of Information Pits Geometry for Quasi-Reflective Multilayer Information Carriers, in preparation;

(5)     15  GB  Multilayer  Information  Carrier  and  Method  of  Manufacturing
Thereof;

(6) Method of creating and optimization of thin film Quasi-Reflective coatings for multilayer information carrying structure of Quasi-Reflective discs and reading device for it, in preparation;

(7) Optical pick-up head for multiplayer Quasi-Reflective media and precise adaptive tracking and focusing sensors for it, in preparation;

(8) Method of decreasing of interference and diffraction effects arising during multi layer Quasi-Reflective discs and optical pick-up head utilize this method, in preparation; and,

(9) Method for creating of high-density information carrying layers of multilayer Quasi-Reflective discs and device for it's reading, in preparation.
..

i. We also reviewed such analyses, investigations, research and testing of valuation assumptions based entirely an market analysis; and,

j.     Discussions  with  industry  leaders.


METHODOLOGY

In  determining  the  value  of  MultiDisk, & TriGM International S.A.   we have
reviewed our examination of the following four elements (a -d) which we consider to be important:

a. We attempted to establish the pedigree of the MultiDisk RMD by reviewing the quality of the patent, the reputation and experience of the scientists involved. We did not review actual data or computer simulations of the MultiDisk product;

b. Reasonable comparisons were made between market information provided on MultiDisk, the business of the Company, and its marketing and development plans to known market conditions, and industry standards. The quality of the competitive products was a consideration as well as the potential risk that the MultiDisk science will be late or quickly obsolete due to technological developments with competitors. We did not consider actual performance levels of MultiDisk to date in the current market;

c. We attempted to conduct a risk assessment of the technology by applying more generic risk assessment criteria relating to high technology investments; and,

d. The feasibility report the success of this technology was completed by Dr. Douglas Boyd and is included as a part of this report. He is a qualified expert (Appendix D) and has reviewed and approved the written content of this report.

10. Additionally, valuation calculations did not include using a conservative discounted cash flow method, as five-year projections were not provided. No sensitivity analysis was performed. Market valuation was the only valuation model used.

11. The anticipated revenues were not addressed other than as discussed above in the market opportunity.

12. We are satisfied that the market values presented in the report are fair and reasonable within the constraints provided in this report.


TECHNOLOGY  FEASIBILITY  REVIEW


13. The feasibility report the success of this technology was completed by Dr. Douglas Boyd and is included as a part of this report. He is a qualified expert and has reviewed and approved the written content of this report.


Background

14. The technology is directed to the problem of developing higher capacity optical storage disks for the purposes of developing consumer demand for high-definition (HD) movies on DVD disk. Present DVD technology uses only two layers and is limited to a capacity of 5.7 gigabytes. This is adequate for presentation of two-hour movies on at standard television resolution, using the mpeg2 compression standard. However, high definition (HD) television is rapidly becoming a consumer standard, and requires approximately 4 times more data or 25 gigabytes for a full-length movie. Already there are several HD channels available on broadcast TV, satellite TV, and cable TV.

15. No current standard for HD-DVD has been adopted and there remains room in the field for new technology such as those offered by the Company. Currently the industry is looking mainly at two approaches for HD-DVD. One approach
(Sony) will use an expensive blue laser that exploits the shorter wavelength of blue light compared to red in order to get high density on the disk medium. The other approach (Microsoft) employs a new compression codec, known as media9 to obtain 3-4 times higher rates of compression of the original digital video signal. Media9 requires a very high-speed chip to decode, such as a P4-2.5gHz or faster. But these are becoming readily available thanks to the geometric progression of chip speeds and complexity predicted by Moore's Law. However, the higher level of compression used in media9 will lower image quality and introduce compression artifacts such as breakup in regions of rapid motion. Even if these existing standards succeed for HD-Cinema, there will always be a need for high and higher capacity DVD disks, as higher resolution HD standards will evolve in the future.

16. For many years researchers have sought to develop a commercially viable solution for high capacity DVD disks involving multi-layers compared to the two layers used today. A 10 layer multi-layer disk would increase capacity by 5X using existing red-laser technology and drives. The problem is to find a way for the laser to propagate through multiple semi-transparent layers to reach the focus layer and produce reflections from pits on that layer. The second layer in existing two layer disks is gives a very degraded signal compared to the top layer, and this problem is amplified with even more layers, such that a third layer has not been feasible until now.

17. MultiDisk, Ltd. is in possession of a potentially remarkable and highly valuable optical storage technology, Quasi-Reflective MultiDisk, (RMD) which presumes to meets the above standards. It is an innovation designed to be capable of meeting the demand to playback a full-length HDTV film, and produce recordings compatible with current DVD formats. It can be offered as a fully capable HD-packaged video system to the marketplace.

18. The goal of all of the patents and disclosures is to protect a group of technologies that will potentially be the best approach to developing multilayer disks with more than two layers. In the present state of the art, the signal-to-noise ratio (SNR) obtained in the second layer is only barely adequate as opposed to the SNR of the top layer. In order to get two layers, the first layer must be semi-transparent, and the beam reading laser beam must be defocused on that layer, and focused on the second layer. Both layers have a continuous reflective surface interrupted with pits that lie on a spiral track. The pits interrupt the reflected laser beam producing modulation in the return signal. Each pits have a variable length along the track that is quantized into 8 or 16 lengths. Thus each pit can represent up to 4-bits of information.

19. The proposed technology and patents is potentially of great value. Although there are hundreds of patents already filed in the DVD arena, the ideas presented by RMD technology appear novel, and have the potential to represent an improvement over prior patents and have significant commercial value. (for reference to the prior technology see:

http://www.disctronics.co.uk/technology/dvdintro/dvd_intro.htm. MultiDisk has proposed a series of improvements that will improve the SNR of the second layer sufficiently so that additional semi-transparent layers can be added, up to 10.

20. What MultiDisk proposes is the following: 1. A transparent information layer is stamped with a conventional DVD master. This produces a series of variable length pits arranged in concentric circles as in standard DVD layers. However, unlike standard DVD, the stamped layer is initially transparent. 2. A partially reflecting coating is applied to the layer, including the pits by evaporation. 3. The flat layer portion of the reflecting material is removed, leaving only the pits as reflecting "spots" or "islands". The result is an information layer that is essentially the inverse of a standard DVD information layer, rather than having a continuous reflecting surface that is interrupted by transparent pits, the surface becomes transparent and the pits reflecting. The advantage is that the overall transparency of the layer is greatly increased, which is the fundamental reason in this invention that multiple layers become feasible. The idea of using reflecting Russell already anticipated "spots" or "islands" in U.S. patent 4,090,031, filed in 1978. This patent is now expired. Russell did not have the idea of stamping the spots with a master disk, but suggested other methods that are not compatible with modern DVD disk manufacturing technology. A key advantage of the present method is that standard mass production DVD manufacturing methods may be used. This is a novel approach and will probably be approved by the patent examiner. Associated with this novel approach are a series of materials and processing techniques used to remove the reflective coating on the surface. These methods will certainly be considered novel in combination with the original idea of reflective pits on a transparent layer. If the reflective pits have a width that is 1/2 of the spacing between concentric tracks, then this idea alone could potentially double the number of layers from two to four. For example, the ring of reflective pits of layer two could be offset so that they would lie between the concentric rings of the other layers. In this case the SNR could potentially approach the SNR of a single layer disk. Already, this approach could potentially double the number of layers from 2 to 4 with minimal loss in SNR. Other improvements suggested below could increase the number of layers from 4 to 10.

21. Additionally they propose using high frequency modulation of the laser beam to reduce coherence length. Apparently diffraction and interference are one of the sources of clutter that lower SNR of the second layer. This is related to the fact that the laser beam is coherent, and can thus produce interference effects at reflecting structures with size and spacing near its wavelength. By frequency modulating the laser, the length of a coherent wave packet can be reduced to less than the distance between layers, which will reduce some of these problems

22. The technology also relies on optimized laser focus and focus tracking. The laser is focused on a track on a particular layer using a servo controlled optical system. It must be defocused on the other layers to reduce clutter in the SNR from pits on off-focus layers. TriGM International S.A. holds the complementary intellectual property related to the RMD disks. MultiDisk has described a series of steps that will be used to optimize the focus and to more precisely control it using existing servo technology. These ideas may represent improvements on existing technology and will merit patent protection even if by nature these improvements are incremental.

23. Other fabrication ideas. Other ideas are presented to improve the accuracy of disk construction and reduce errors such as those from shrinkage. This should permit more control over the exact geometry of the variable length pits, and thus potentially make it feasible to use more narrow pits. This again would feed back to the real fundamental idea of the approach-- to reduce the area coverage of reflecting material on each layer.

24. RMD provides for a disc, which in format, dimensions, weight, and coding will conform to the standards set for CD, DVD, minidisk and other information carriers. MultiDisk believes RMD can be laminated to provide up to 20 data-bearing layers, as against the current maximum of two. It is possible, using this technology and conventional red laser technology, to produce a DVD disk with 100GB of memory space. MultiDisk could provide an optical reader/player that would allow the production of both the drivers and the disks themselves to be taken on at existing DVD manufacturing facilities with a minimum of upheaval.

24. RMD technology does not use a fluorescent return signal or FMD, a forerunner to RMD (originating from the same group of scientists). Instead, it uses a 'quasi-reflected' laser beam - a process in which the basic physics and technology are fundamentally different from FMD. This proprietary technique avoids diffraction and interference problems of FMD by using unique - albeit simple to apply - properties given to the laminate. It has already been shown that by using this technique both the input beam and output signal are able to travel through multiple layers without degradation. Even though QRMD is built completely differently it remains in the end a multilayer disk, albeit with better parameters for visualization. If FMD, with its weak fluorescent response signal, qualifies for HDTV standard, this is the best proof that RMD is a highly workable proposition.

25. RMD does not rely on"Blu-Ray" laser, the alternative to Red Laser being considered by Philips, Sony and other members of the DVD Forum. In essence, Blu-Ray replaces the current DVD red laser optical reader with a blue one. While the shorter wavelength of blue light gives it the resolution needed to read much smaller pits, and hence provides for an increase in data capacity on the disc, it does mean a departure from current red laser technology with concomitant technical risks and additional costs. Additionally, Blu-Ray continues to face a number of serious technical challenges with both the disk and the reader, and is reported to be still some distance from being a viable product. Instead the RMD drive is similar to the standard DVD player, needing only small modifications for the multilayer readout option. RMD could go into commercial production within 2 years. Best yet, should Blue laser technology be adopted, it could be easily be applied to RMD, actually increasing capacity of DVDs when it does.

26. The MultiDisk Ltd team has worked for many years on several approaches to multi-layer disk solutions. Recently they have proposed a new approach referred to as Reflective Multiplayer Disk (RMD) that involves providing multiple encoding layers with a complex pattern and specialized coatings. This approach has been modeled by computer simulation and has reached the stage where the next step will be to produce a prototype disk and disk reader.

27. Two of the key scientists have worked in the field of multi-layer disk technology for several years, and have been know as leaders in the field. These scientists together with others have superb technical and superb academic credentials. Through a series of incremental ideas, these scientists have been led to a new approach, RMD, that they believe will be the ultimate solution. The key idea is that each layer consists of a series of non-overlapping "islands" of reflective material, rather than a uniform semi-reflective layer. The information pits are then formed in the islands.

TECHNICAL  FEASIBILITY  CONCLUSIONS

Conclusion  1:
This  process  as been written up in detail and a U.S. patent applied for and is
--------------------------------------------------------------------------------
pending.  (Appendix  E)The  feasibility  has  been  established  so  far only by
-----------------------
simulation  using  a  sophisticated  optical  design program that calculates the
-------
transmission  and  reflection  characteristics of a focused, coherent, red-laser
----
beam  through  multiple  semi-reflective  layers.  The  next  step is to build a
--
prototype  disk  and  player  using  3 layers, which will establish the physical
--
feasibility.  This  process  will  be  performed  in  approximately  80 days and
--
involves subcontracts with a number of companies that perform the mastering, but
--
ultimately the disk will be constructed at a research institute that specializes in optical disk fabrication.

Conclusion  2:
There is reason to believe that a successful prototype can be delivered based on
--------------------------------------------------------------------------------
the patent. The demonstration will be a high definition movie that will be ------------ presented on a prototype player at a facility in New York City. If the ------ demonstration is successful, the team will then embark on the development of ------ low-cost manufacturing processes needed for commercial success. At any stage --- following the initial feasibility demonstration, the project should attract the -- interest of venture investors.

Conclusion  3:

There  is  still  time  in  the  market  to influence the technology to become a
--------------------------------------------------------------------------------
standard and the Company can develop a "fall back" position: A comparative ----------------------------------------------------------------- analysis of the capabilities of RMD for increasing capacity for High Definition ------ for large screen TV and movies can successfully compete with other technologies that propose a standard. Even if problems develop with the initial plans, the development team will continue to be in the forefront of multi-layer disk development, and this should give a fallback potential to redirect the company as an R&D enterprise. It seems likely that this team could attract R&D contracts from major media players for continuation research no matter what technical direction the multi-layer efforts take in the future. Thus I see a small but reasonable opportunity for a huge win if the RMD technology can be made to work, but I also see the basis for a successful growing R&D company in the disk media development business.

28. This project addresses a multi-billion dollar consumer market, yet with a modest development budget. For example the proof of concept test is estimated to cost less than $500,000 and require 80 days. The huge leverage of this investment more than compensates for the relatively high-risk of success.


MARKET  FEASIBIITY  AND  ANALYSIS

29. The future for High definition DVD couldn't be better. It is commensurate with the huge growth in DVD in general with growing demand for many years to come. Currently HDTV is being broadcasted to every home in the USA and is now available free from NBC, ABC, PBS, and CBS. The FCC has a 2006 deadline for total broadcast conversion to HD.

30. As HD movies and broadcasting continues to grow, so does the demand for technological capabilities to put the information in a DVD-like format for use in home entertainment centers. This means the technology will have deep penetration and wide adoption into products related to high definition DVD playing and recording, Internet VOD, home video editing and recording, music, digital photos, 'time shifting' and recording of TV content, gaming all with advanced digital rights management (an essential component for studios) all connected to the Internet for interactivity. Additional growth is seen into the portable market, into cars, dorm rooms, and playrooms.

31.     Consider  these  statistics:

a) In the United States alone, there are now over 50 million set top DVD players and is expected to grow to 60 million by the end of 2003. When other devices that can play DVDs (PC's, PS2 and X-box) are included, that number jumps up to between 90 and 100 million DVD capable devices. DVD is expected to continue to have 'double digit growth' until 2007;
b)     Twenty-nine  percent  of  US  homes  now  have  two  or more DVD players;

c) Nearly three-quarters of U.S. households said they are likely to buy at least one consumer electronics product as a gift this holiday season, according to a survey the Consumer Electronics Association. DVD News reports that DVD players will likely be in more than half of U.S. homes by the end of 2003;

d) Episodic TV, family movies, classics and music titles continue to fuel DVD sales. More than 26,000 titles are currently available; and,

e) About 3.5 million DVD players were sold in China, where Video CD players are still mainstream. The projection for 2003 DVD player shipments is 50 million units, with about 8 million going to China.

32. High Definition video is already being used extensively in the movie-making industry. HD Video has provided a cheaper way to make movies. Studio executives review the "dailies" in high-definition video from the film. There are direct savings from substituting video for film and fewer production hours are required, further lowering costs. The HD dailies can be transferred immediately after the film is processed. An hours worth of film is transferred in 12 minutes and HD transmission can take place from remote locations directly to the picture studio producers PC via high-speed Internet connections. Cost estimates saving run as high as $150,000 on an average per film, and up to $400,000 on a large-scale f/x-driven production. In all 25% of a picture's film stock and processing costs can be eliminated.

33. All these factors point to the continued growth of the high definition and speak well for any technology that can piggyback on the existing DVD market and top into the future markets.


Competition

How  Does  the  Company's  proposed  product  fit  into  the  marketplace?

34. Table 1: Battle for the Central Home Entertainment Device of the Future, presents a comparison of various industry technologies, companies that support the technology, advantage, disadvantages and comments concerning the technology. The table shows that at least for the U.S. market to approaches to HD-DVD are being touted.

35. The table addresses Tape, CD and standard DVD none of which meet the current or future market needs for space or features.

36. One approach (Sony owned companies) uses an expensive blue laser that exploits the shorter wavelength of blue light compared to red. The disadvantage of blue laser technologies is that the technology is not compatible with existing red laser discs, meaning consumers would have to purchase new players. In addition, despite numerous attempts this technology has not been adapted as a standard. Another approach, supported by Microsoft when it announced it will be staying with red laser technology and has come out with Media9, which plays HD-DVD on the laptop. However, the higher level of compression used in media9 will lower image quality and introduce compression artifacts such as breakup in regions of rapid motion when presented on TV or larger devices.

37. China and Taiwan have gone their own way and has announced a standard for an Advanced Versatile Disc (AVD) and Enhanced disc (EVD) designed to avoid paying royalties and relying on red laser technology. It is unclear how fast or even if China will be able to develop the technology to meet the standards.

38. Clearly there is a standards war going on in the industry with no clear winner designated. This leaves room for an advanced technology such as that touted by MultiDisk. Although there are no assurances as to the success of the technology and execution of partnerships or business that will have it widely distributed there will always be a need for high and higher capacity DVD disks, as higher resolution HD standards will evolve in the future.


39. Table 2 below: Potential Customer or Partner, show each of the major players from Table 1 above and designates as High, Low or Medium, the potential to Compete, be a Customer or a Partner for development or distribution after the Company has produced its first prototype. All the Companies are potential competitor and all have some degree of potential to be customer or development or distribution partner. Those using red laser technology, such as Microsoft are presumed to be more likely candidates for partnership or distribution, and therefore are designated as High likelihood. Ricoh is rated as medium for being a customer and distribution partner. It has a technology approach into multiple discs that may be of interest and is presumed not to be as far along as MultiDisk. The Chinese and Taiwanese government is listed as low probably for customer and partnership mostly because of the presumed difficulties of working on a deal with them. This rating maybe overcomes with new information or relationships that exist within MultiDisk. All the ratings should continuously be challenged with new information and developments within the business development department of MultiDisk.

v         BATTLE FOR THE CENTRAL HOME ENTERTAINMENT DEVICE OF THE FUTURE

Definition of Home Entertainment as it related to High Definition Storage and Play

Standard  Definition  DVD  Playing  and Recording, HD-DVD Playing and Recording,
Internet VOD, Home Video Editing and Recording, Music, Digital Photos, 'Time Shifting' and Recording of TV content, Gaming all with Advanced Digital Rights Management (an essential component for studios) all connected to the Internet for interactivity.

TECHNOLOOGY          WHO                        ADVANTAGE                          DISDVANTAGE

------------------------------------------------------------------------------------------------------
Digital Tape   JVC,              Hold up to 50 gigabytes of data.       Linear medium means
Formats (D-    Mitsubishi,                                                 consumer must search
VHS/others)    many others      Available for set-top D-VHS tape       forward for many
                                   players for HD cinema standard.        seconds to skip to a
                                    See verbatim.com                        new chapter makes it
                                                                              unacceptable to
                                                                               consumers.
------------------------------------------------------------------------------------------------------
CD             Numerous          Easy to use. Over 100 million sold   A CD can store just 74
               manufacturers     annually just in U.S.                 minutes of data -- just
                                                                           enough to hold
                                                                           Beethoven's Ninth
                                                                           Symphony.

                                                                           CDs use larger tracks
                                                                           than DVD and different
                                                                           modulation and error
                                                                           correction methods.
------------------------------------------------------------------------------------------------------
DVD            Numerous        Over 50 million set top DVD players.    Not enough capacity to
               manufacturers   Expected to grow to 60 million by       show HD movies.
                                 years end. Counting total PC's, PS2
                                 and X-box, that number jumps up to      DVDs were designed to
                                 between 90 and 100 million DVD           be shown on regular TV
                                 capable devices.                          not high definition TV.

                                 High capacity multimedia data             Currently there is a
                                 storage medium, which can                 format war with no clear
                                 accommodate a complete movie on           winner won't have to
                                 a single disc, content rich multimedia   worry about chucking
                                 or very high quality multi-channel        out your DVD collection
                                 audio.                                        any time soon for HD-
                                 A DVD can store over two hours of         DVD.
                                 video on one layer of the disc.

                                 CDs can be played on DVD player.
------------------------------------------------------------------------------------------------------
DVD+RW         Cirrus Logic    DVD+RW platform provides MET            Remains to be seen if
See DVD+ R     MET              with solution that encompasses           content companies will
below                           hardware, software and                    buy into the solution.
                                 manufacturing tool kit necessary to
                                 help design affordable DVD
                                 recording products for introduction
                                 into consumer retail channels.
------------------------------------------------------------------------------------------------------
DVD Forum      About 220      Excellent forum for companies to        Consensus on format
               companies       communicate and share                     still some years off.
               from Japan,     approached.
               Asia, Europe,                                               Many content
               US                Has endorsed Toshiba-NEC format       companies have not
                                                                           bought into the
                                                                           Toshiba-NEC format.





------------------------------------------------------------------------------------------------------
Blue laser     Sony              Blue laser uses a laser with a shorter    Is not compatible with
"Blu Ray"      (Phillips,        wavelength enabling more info to be       existing red laser discs,
DVD + R        Samsung,          put on a disc.                            meaning the DVDs you
               Pioneer,                                                      have now won't play on
               Matsushita        They multiply the current 9GB           a new blue laser player.
               (owns             maximum capacity
               Panasonic)                                                  Blue laser requires
               Sharp,            Thus far writable consumer discs        multiple discs stacked
               Hitachi, and      can only have one layer, which limits     one on top of the other,
               Mitsubishi        them to 4.36GB on regular DVDs to         each read by adjusting
                                 27GB on one side (manufacturers           the focus of the laser.
                                 are also developing dual layer            This produces media
                                 version of the format which would         that are thicker than
                                 have 54GB of data on one side of          today's DVDs and
                                 the disc).                                require the disc to be
                                                                           fitted inside a cartridge
                                                                           for protection.

------------------------------------------------------------------------------------------------------
Toshiba-NEC    NEC,              Offers better backwards compatibility     Most of industry still
format         Toshiba           to existing DVD technology                touts issues with Blue
                                                                           Laser technology.
Blue Laser     The DVD           Doesn't use cartridges to protect the     Content publishers
not            FORUM currently   disc.                                     would have to make
compatible     supports this                                               modification in their
with Blu Ray   technology,       Tops the recording capacity of Blu-       production to use new
               but not all of    Ray, which can hold 27GB of data          technology that
               the               on each side of the disc -- new           requires usage of
               members.          technology would allow 40GBs on           cartridges is more
                                 each side.                                difficult than changing
                                                                           to a technology that
                                 Developing blue-laser optical disc        doesn't (not an issue
                                 based on today's DVD production           for consumers)
                                 process. The upshot: much higher
                                 capacities of optical storage at a        Requires blue violet
                                 much lower cost than other blue-          laser based optical disc
                                 laser technologies.                       systems

                                 According to Toshiba, the new disc
                                 requires only minor changes to an
                                 existing DVD production line and the
                                 equipment it's based on to produce.
                                 The disc is based on a single-side,
                                 double-layer 120mm diameter,
                                 1.2mm thick DVD constructed using
                                 back-to-back bonding.

                                 Doesn't need a cartridge any more
                                 than a regular DVD does and by
                                 sing the same form factor as a DVD,
                                 can ultimately be delivered using
                                 slimline drives capable of being fitted
                                 inside notebook PCs.
------------------------------------------------------------------------------------------------------
Blue Laser     Sanyo             A "dual layer" Blu-Ray and not a new      Blue laser issues from
                                 technology, developing next               above.
                                 generation laser for optical storage
                                 that would double the storage             No clear advantages to
                                 capacity of 27GB per disc per side.       this format over others.

                                 Currently available on BLU-RAY discs
                                 that use blue laser technology for
                                 recording (DVDs and CDs use red
                                 laser technology)
------------------------------------------------------------------------------------------------------
Red Laser      Microsoft         Technology you'd find in existing         Wants to develop an
               Windows           DVD players.                              HD-DVD standard that
               Media9                                                      is based on existing
                                 Can more readily be backwards             red-laser technology
                                 compatible enabling new players to        but utilizes significantly
                                 play both standard and HD DVDs.           higher compression
                                                                           and decompression
                                 MSFT says Media(R) Player 9               levels.
                                 Series
                                 offers fast and flexible playback with    Shows well on PC but
                                 the best. Audio and video quality for     not yet developed for
                                 Windows and the Web. Includes             HD- DVD.
                                 special new features optimized for
                                 Windows XP.                               Our analysis reveals
                                                                           that for Microsoft
                                                                           Media-9 HD
                                                                           compression codecs to
                                                                           offer an alternative to
                                                                           high capacity DVD (for
                                                                           HD TV and movies), it
                                                                           will have to achieve
                                                                           compression of 3X
                                                                           higher than the existing
                                                                           DVD compression
                                                                           method, mpeg2 for this
                                                                           to work.
------------------------------------------------------------------------------------------------------
Red laser      China and 19      Compatible with similar Chinese           These discs probably
               Taiwanese         effort called AVD (Advanced               wont have CSS or
Royalty Free   Electronic        Versatile Disc) and EVD (enhanced         MACROVISION copy-
DVD            Companies         versatile disc)                           protection.

EVD                              EVD's storage would be 1GB higher         Oct 2003 official reports
(Enhanced                        for dual-layer discs.                     by Xinhua News
Versatile                                                                  Agency reports discs
disc)                            Both AVD and EVD players initially        playable only on EVD
                                 touted to play regular DVD discs          players.
                                 (using similar red-laser technology
                                 that DVD currently uses instead of
                                 blue laser technology that upcoming
                                 Japanese BLU-RAY uses). Touted to
                                 provide five times the image quality
                                 of DVD.
------------------------------------------------------------------------------------------------------
Fluorescent    Developed         Green lasers are better suited to         Does not work with
Multilayer     by                picking up densely packed data than       legacy systems, so
Disc (uses     Constellation     red lasers.                               purchasing a new
green lasers   3D (now out                                                 player fitted with a
               of business)      Claim discs that look like CDs but        green laser would be
                                 can store up to seven full length         required.
                                 movies -- around 140GB of data
                                                                           Complicated
                                                                           technology to produce.
------------------------------------------------------------------------------------------------------
DVD100         Ricoh             This new format supports 3D-
Multi-layer    (Japan)           multilayer writing with capacities up
technology                       to 470GB (x100 DVD capacity). This
                                 technology will also use 12cm discs
                                 and its commercial use is scheduled
                                 for the 2010 year.






------------------------------------------------------------------------------------------------------
Red laser      MultiDisk       Claims technology advancement that        No major partners
Multi-layer                     allows for multiple layers and disc       announced as of yet.
format                           and increased capacity.
                                                                           The technology has
                                 Allows for use of current DVD             been modeled by
                                 production with minimal adjustments.      computer simulation but
                                                                           has not yet reached
                                 Discs should be easy to produce and       production stage.
                                 to write protect.
------------------------------------------------------------------------------------------------------




TECHNOLOOGY                      COMMENTS

------------------------------------------------------------

Digital Tape   HD-DVD disks preferable due the
Formats (D-    disadvantages consumers will not put up
VHS/others)    with.




------------------------------------------------------------
CD             Not a contender in the High Definition
               Arena.





------------------------------------------------------------
DVD            Consensus is that DVD consumers don't
               want more special features, they want
               better ones and the studios have really
               delivered. It's now common for DVD
               productions to follow films from Day 1 and
               more and more directors are not only taking
               an active role in the DVDs of their films. So
               production of HD has begun.

               Consumers prefer not to throw out or add expensive features to watch HD-DVD.

               2003 DVD Titles included More than 30
               DVD titles out including Legally Blond 2,
               Sinbad, and of course The Lord of the
               Rings Two Towers Extended Edition

------------------------------------------------------------
DVD+RW         Distributes DVD + RW drives and design
See DVD+ R     solution kits for DVD + RW products.
below



------------------------------------------------------------
DVD Forum      Established in April 1997 as a voluntary
               association of hardware manufacturers,
               software firms and other users of digital
               versatile disc (DVD) formats. The Forum
               has two major purposes:

               To establish a single format for each DVD
               application product, and To promote broad
               acceptance of DVD products worldwide -
               including the entertainment, consumer
               electronics and IT industries as well as the
               general public.
------------------------------------------------------------
Blue laser     Driven by Japanese who went to digital TV
"Blu Ray"      in 2003 and currently being sold in Japan as
DVD + R        a recordable format.

               Sony has unveiled a Blu Ray recorder in
               2003

               Samsung offering the first DVD player
               aimed specifically at HDTV owners bringing
               DVD video closer to high-definition clarity.






------------------------------------------------------------
Toshiba-NEC    Toshiba-NEC technology" players will play
format         existing DVDs.

Blue Laser     Toshiba's proposes they are "gateway" to
not            convert DVD plants to use blue-laser
compatible     technology and later on convert them to use
with Blu Ray   Blu-Ray.

               Neither of the companies, Toshiba nor
               NEC, are members of Blu-Ray consortium.

               The new read/write disc will offer a capacity of at least 36GB. The Toshiba-NEC technology is designed to boost today's
               DVD capacities of 8.52GB for a dual-layer single-sided read-only disc to 30GB, and a 4.7GB single-layer, single-sided read-and-write disc to 20GB.

               October 2003 Toshiba announced
               development of gallium-nitride based blue-violet laser offering highest-level performance ever achieved with high optical output of 200-milliwatts. Has ability to support dual layer and high-speed recording systems requiring a powerful laser.

               Toshiba's claims its blue-violet laser
               satisfies all specifications necessary for next-generation higher density optical disc systems.


------------------------------------------------------------
Blue Laser






------------------------------------------------------------
Red Laser      These Pentium 4 based systems are poised
               to move closer to the 'sub $1000' mark
               within a year and could quickly bring the
               'Home Theater PC' into a significant number
               of homes by 2004 or 2005

               Recently hired Warren Lieberfarb's former head of Warner Home Video widely considered the "father" of DVD, as "senior advisor" to Microsoft Corp. This gives instant credibility to Microsoft's entry into high-definition home video market for HD-
               DVD using red laser.

               Technology demonstrated recently with two
               DVD releases from Artisan Home
               Entertainment: Standing in the Shadows of Motown and Terminator 2: But it can only be played on a computer (P4-3gigHz or faster);
               there is no set-top box Extreme Edition.
               (http://www.winnetmag.com/Article/ArticleID
               /38856/38856.html




------------------------------------------------------------
Red laser      Chinese DVD player manufacturers are
               refusing to pay licensing fees for their
Royalty Free   players to companies who own patents on
DVD            DVD technology (which include Japanese
               SONY, Japanese PIONEER, EUROPEAN
EVD            Philips, DOLBY LABS, THOMSON
(Enhanced      MULTIMEDIA,
Versatile
disc)          The first EVD players for home consumers
               will become available in China next year.
               Details about the format, such as storage
               capacity, compression format for audio and
               video files and type of reading laser used
               have so far been kept under wraps.


------------------------------------------------------------
Fluorescent    Japanese electronics giant Ricoh had
Multilayer     teamed up with C-3D before C3D went out
Disc (uses     of business.
green lasers




------------------------------------------------------------
DVD100         Claims they can write to optical disc in the
Multi-layer    record layer piled up many layers (like pie
technology     cloth) and 100 x more time thing
               information. Ricoh did research and
               development in the basic technology of this
               "3-dimensional multilayer record" in
               collaboration with Osaka University.

               Although "Blu-ray Disc" with the capacity of
               27GB is commercialized as next-generation
               media of DVD, this sets to about 1/5 of DVD
               area (optical spot) as which blue laser is
               adopted and which laser light hits, and is
               pulling up record density 5 times.
------------------------------------------------------------
Red laser      The new approach is referred to as
Multi-layer    Reflective Multiplayer Disk (RMD) the
format         involved providing multiple encoding layers
               with a complex pattern and specialized
               coatings.




We believe that there is a strong existing market for the Company's product. In essence many of the Companies addressed in Table 1 and 2 are known to purchase technology of smaller companies. There are multiple purchasers for the type of technology the Company plans to develop. There area as many prices for any new product as there are purchasers and that each purchaser with each purchaser having their own complexity and sophistication. Provided the Company produces its prototype in a timely basis there is likely be a unique opportunity and window for pricing and securing business relationships.





TABLE  2:  POTENTIAL  CUSTOMER OR PARTNER                            Priority to
Purse

                                                                     POTENTIAL
PARTNER
        WHO           TECHNOLOGY   POTENTIAL  TO  POTENTIAL  TO BE   DEVELOPMENT
OR
                                     COMPETE        CUSTOMER        DISTRIBUTION
-
----


Sony                  Blue  laser   High          Low              Low
(Phillips,  Samsung,   "Blu  Ray"
Pioneer,  Matsushita
(Panasonic)  Sharp,
Hitachi,  Mitsibushi
-
----
NEC,  Toshiba          Toshiba-NEC  High          Low              Low
                      format
-
----
Sanyo                 Blue  Laser   High          Low              Low
-
----
Microsoft  Windows     Red  Laser    High          High             High
Media9
-
----
China  and  Taiwan      Red  laser    High          Medium           Medium
                      EVD/AVD
-
----
Ricoh  (Japan)         DVD100       High          Medium           Medium
                      Multi-layer
-

41. MultiDisk has advised us that to the best of its knowledge, no negotiations have been undertaken with any potential purchaser and no company or individual has made a bona fide offer to acquire the intellectual property of MultiDisk.

MARKET  FEASIBILITY  CONCLUSIONS

Conclusion 4: Fair Market Value is $33,000,000 USD (rounded): Based on the information provided and documentation reviewed and with the assumption the technology works post simulation (on the milestone of development of the prototype), without considering the actual sales order performance of the MultiDisk through sales performance or master distributorship partnership and subject to the restrictions, qualifications and assumptions noted herein, it is our opinion that the fair market value of each of the intellectual property as of October 29, 2003 is $33,00,000 USD (rounded).

Conclusion  5:

Provision Fair Market Value is far greater than $33,000,000 USD (rounded): Based on the information provided and documentation reviewed and with the assumption the technology works post simulation (on the milestone of development of the prototype), and further provided, that distribution relationships or partnerships are in place, actual sales order performance of the MultiDisk through sales performance or master distributorship partnership progress post prototype for the next three years, and in particular, a partnership with one of more of the key players identified in the Table presented in this report and subject to the restrictions, qualifications and assumptions noted herein, it is our opinion that the fair market value of the will be far in excess of that of conclusion 4 but a value that was not determined as a part of this report.

Conclusion 6: Fair Market Value is $5,000,000 USD (rounded): Based on the information provided and documentation reviewed and with the assumption the technology either does not work post simulation (on the milestone of development of the prototype), or that the Company has fallen behind and not met market deadlines, or that a competitor beats the Company to market with a standard, and the Company is redirected as an R & D enterprise, with master distributorship partnerships that can progress for the next three years, and subject to the restrictions, qualifications and assumptions noted herein, it is our opinion that the fair market value of each of the ISCU as of October 29, 2003 is $5,000,000 USD (rounded). Assumes 4 scientists generating $300,000 revenue per year.

RESTRICTIONS  AND  QUALIFICATIONS  OF  THIS  REPORT

42.This report is not intended for general circulation or publication except as part of or in support of any documentation in respect of the merger of MultiDisk and New Medium Enterprises, nor is it to be reproduced or used for any purpose other than that outlined in paragraph 4 without our prior written permission in each specific instance.

43. We will not assume any responsibility or liability for losses occasioned to you, to users of the product or to third parties as a result of the circulation, publication, reproduction or use of this report contrary to the provisions of this paragraph.

44.We reserve the right, but will be under no obligation, to review all calculations referred to in this report and, if considered necessary by us, to revise our report in light of any new facts, trends or changing conditions existing at any date prior to or at the valuation date which become apparent to us subsequent to the date of this report.

45.We may have tested our valuation conclusions by methods other than those detailed in this report and, accordingly, reserve the right (but will be under no obligation) to further support our conclusions by those other methods if considered necessary by us in the future for whatever reasons.



THE  MATERIAL  CONTRACTS

46.      MultiDisk  reports  that  no  Material  contracts  exist  at this time.

47.     The  Company  reportedly  has  access  to  Labs  and  vendors as needed.


THE  CURRENT  BUSINESS  PLAN


It is our opinion that the structures anticipated in the Business Plan Are reasonably supported.

48. In addition to the foregoing, it is also important to recognize that the Business Plan could be revised to provide an opportunity to develop a contract research and development business. This would involve recruiting a marketing manager with appropriate skills to explain the technology to potential corporate partners.


ASSUMPTIONS

In finalizing our opinion as to value, we have assumed, in addition to the assumptions noted elsewhere herein, that:

49. MultiDisk, Ltd. does not have contingent liabilities, unusual contractual obligations or substantial commitments, other than in the ordinary course of business, or litigation pending that might affect the their sales and support;

50. All of the significant science has been researched and will now be applied to fulfilling the development of the prototype and then production;


51. There were no material changes in the forecasted financial positions of MultiDisk during the period from the last financial statement of either one as contained in their business plans;


52.The ongoing capital reinvestment in product development is sustainable through additional infusions of capital into the Company, partnerships or other financial vehicles available to public companies;

53.There were no disputes for the IP that might have a material affect on the future operating results;

54.Given economic conditions prevailing at the valuation date, MultiDisk is pursuing a services pricing policy which will enable it to avoid significant pricing short-falls in a period of fluctuating US and European dollar exchange rates and uncertain rates of inflation; and

55. There are no significant factors that bear on the fair market value of the product that we have not considered in reaching our conclusions as noted herein.

RISK  FACTORS

56. We have identified a number of risk factors associated with the value of the MultiDisk. Failure to address any one or all of these risk factors in the manner described by you to us and as outlined below would constitute a material change in the business plan and in our opinionn of the value of the MultiDisk. The principal risk factors were and are:

57. While the IP is secure, there may be other companies that have applied for or will apply for related or new technologies that can make the Company's IP obsolete;

58.If the IP and prototype are both successful there are likely to be a host of intellectual property claims on the method or related to the method. This may require settlement to claims that may need to be a negotiated royalty stream.

59.There is a continued competitive risk. Competitors in the market may move ahead of MultiDisk in the marketplace or may secure relationships or partnerships that are desire for MultiDisk success. Other technologies may prove superior to that offered by the Company diminishing the success of the Company.

60.The industry may adopt a standard with a different technology than that offered by the Company, making the Company's approach obsolete.

61.Even with success of the prototype the Company may not execute well or handle rapid growth. It may not secure needed relationship for success, hire key management with know-how or expand its team rapidly enough to be successful in the marketplace.

62.The prototype developed based on the IP and the computer model may in fact, not work. This would require modifications that may or may not be met and would loose the Company valuable time in the marketplace.

63.The development laboratory in Europe and vendors located in non-US countries may be hard to control or monitor. In the case of the lab located in Europe, they may make additional claims on the Company or individuals unknown at the present time to the Company, may makes claims on the lab or the Company. There are inherent risks in working abroad that have to do with government regulations and red tape.

64.There is ongoing financial risk. The Company may require ongoing substantial investment in the Company's infrastructure and technology in order to meet the objectives stated in the business plan presented by the Company and new business ideas needed for success.

65. The relationship between vendors used by the Company in London and the U.S may present challenges in future claims on the rights of intellectual property and ownership claims for the Company's products.

Should you have any questions or comments related to our opinion, please communicate with us at your convenience.

Yours  very  truly,


____________________                         __________________
Fred  McCall-Perez,  Ph.D.                         Dr.  Douglas  Boyd



APPENDICES


Appendix  E:  Notes  on  valuation

University of Arizona Optical Science Department Personal confidential communications with Optical development institute providing cursory review of technology with no formal review. Value placed on technology $25 to $35 Million if developed within next 12 months, undetermined if later.
Relevance  100%
---------------
Reed Electronics Group In-stat MDR Market research company covering the full spectrum of digital communications with expertise in optical storage and DVD-like devices. Personal confidential communication (October, 2003) on value of technology based on verbal descriptions. Reviewed only reasonableness of claims of value without formal evaluation.
Relevance  100% ---------------

Philips  Research
In cooperation with MKM increases DVD capacity to 8.5 Gbytes with Intellectual property for Philips. Personal confidential communication put value of relationship at "far greater" than $100 million at outset and over $1B in sales projected.

Confidential Contact inside Philips suggested valuation of $40 million, unconfirmed in public statements or releases.

See also press release "DVD+RW Alliance demonstrates dual -layer DVD + R, nearly doubling the capacity of recordable DVDs", issued by the DVD+RW Alliance on

October  7,  2003.
Background  information  of the double-layer DVD+R technology is available from:
The website of Philips.

Relevance  85%
--------------
Oak  Technology  8/11/2003
Oak Technology acquired mountain View, CA based TeraLogic, Inc. a developer of video/audio processing hardware and software for digital home entertainment platforms. TeraLogic, supplier of HDTV chipsets, had strategic investors of Sony, Samsung and Mitsubishi. Acquisition was to help Sunyvale-based TeraLogic in growing digital media, imaging and home entertainment market.

Oak paid $38 Million cash; assume $12 Million debt and reserved 2.2 million common shares for employees. There were additional terms that were not disclosed.

References: Embedded Star (Embedded Systems and Software Resources Online Destiny, Inc.2002-2003
Relevance  75%
--------------
Oak  Technology
4/3/2003
Oak Technology (acquired by Zoran in Aug, 2003 for $358 Million) sold its optical storage business to Sunplus Technology. Surplus is a Taiwan-based publicly held fabless integrated circuit design house focused on the consumer market. Oak formed a JV with Sunplus and becomes minority investor in a newly formed spin off company, Sunext Technology Co. Ltd. "Sunext Technology combines oak's many years of investment in the creation of leading optical storage technologies in CD-RW, combo and R-DVD with the expertise and technologies that Sunplus has developed in multimedia IC (integrated circuit) design," Says Huang Chou-Chye, Chairman of Sunplus Technology.

About $30 Million in Cash and stock and JV worth millions depending on performance

References Silicon Valley/San Jose Business Journal week of March 31, 2003 2003 American City business Journal, Inc.
Relevance  65%
--------------
Motorola
Acquisition of XtremeSpectrum (start-up developing ultra-wideband (UWB) for multimedia connectivity.

Not publicly announced, Xtreme Spectrum had VC backing of $12 Million in June 2002 and was acquire in Nov 2002 for undisclosed sum (Motorola to use patents in home entertainment products).

Personal confidential communications InStat set value of patents "well above" $50 Million
Relevance  55%  Example  used  as  new  technology  comparison
--------------------------------------------------------------
LSI  Logic  acquires  C-Cube.  March  26,  2002

Milpitas, CA LSI Logic acquired C-Cube Microsystems, pioneered the MPEC digital video standards, for digital set-top box, DVD and emerging CODEC-based applications, such as personal video recording, home media servers, recordable DVD, residential gateway and streaming video, in stock for stock transaction valued at $878 Million in which each outstanding share of C-cube common was exchanged for 0.79 of a share of LSI Logic common stock.

2000  C-cube  had  $265  M  revenue  so  acquisition  was  3.3  times  revenue

45%  relevance  only  in  establishing  future  market  potential
-----------------------------------------------------------------
Memsoptical  October  22,  2001

Hunstville-based MEMS Optical (www.memsoptical.com)began participating in a five year, $21.6 million research project at Carnegie Mellon University in Pittsburgh to develop a new data storage technology. Funded by U.S. Dept. of Commerce and supported by hard disk manufacturer Seagate Technology, Inc. the projects aims to refine a process known as heat assisted magnetic recoding. HAMR stabilizes data storage media with a laser beam, increase conventional storage limits by a factor of 100 or more, according to researchers.

Reference  2001  American  City  Business  Journals
Reference  personal  communication  October,  2003
Relevance  35%
--------------
Cirrus  Logic
Cirrus makes chips for Internet embedded processors, communications, storage, and some up-and-coming consumer electronics end markets such as DVD players, MP3 Players, CD-RW (rewritable compact disc) and set-top boxes. Cirrus is supplying DVD components for Microsoft's new X-Box gaming console. Market cap of $ 682,399,680 (October, 2003) See also

1. DVD Drive Manufacturer MET to Show Cirrus Logic DVD Recorder Platform (80%) Fri, 3 Oct 2003 21:26:20 CDT - 16KB
http://www.cirrus.com/en/press/releases/P329.html


2. New Cirrus Logic DVD Processor Enables Digital TV Ready DVD Players (80%) Fri, 3 Oct 2003 21:23:34 CDT - 15KB
http://www.cirrus.com/en/press/releases/P255.html

3. New Bose(R) DVD Home Entertainment Systems Feature Cirrus DVD (80%) Thu, 23 Oct 2003 21:22:43 CDT - 15KB
http://www.cirrus.com/en/press/releases/P246.html

Numerous  other  articles

Relevance  50%  to  establish future market potential as a multi-billion market.

Appendix C: Potential Products List Then the following items intellectual properties being acquired From Disc is coming MultiDisk and from Drive is coming from other group all IP regarding the drive. Then forming a contractual relationship with scientific group (combined of scientists from Disc Company and Drive Company). The following areas R & D has been done, and patents are in the process of being applied for.

1. Manufacturing of Quasi-Reflective Multilayer Information Carrier Using Technology of Liquid Etching, in preparation.

Every layer of multilayer HDDD disc consists of islets of reflective materials, arranged as concentric circles or spiral-form tracks. The single layer of multilayer HDDD is formed by liquid etching of the reflective material through the resistive mask formed, e.g., by plasmochemical etching of planarized data-carrying structure. Process of liquid etching is executed in diffusion-controlled mode of operation for achieving of maximal resolution. The etching process is controlled automatically by reflectance and/or by transmittance of the layer.

2. Manufacturing of Quasi-Reflective Multilayer Information Carrier by Photo Polymerization Using Polymer Matrices, in preparation

Every layer of multilayer HDDD disc consists of islets of reflective materials, arranged as concentric circles or spiral-form tracks. Each single layer of multilayer HDDD is formed by pattern transferred from the matrix by using photopolymer technology. A polymeric disc with anti-adhesive coating is used as a matrix. The machine analogous to the DVD-bonding machine fulfills process of HDDD-bonding. Glued together disc and plastic matrix are separated and the released matrix is ready to the next disc manufacture step.

3. Polymers with Low Shrinkage for Manufacturing of Quasi-Reflective Multilayer Information Carriers, in preparation.

Manufacturing of the multilayer HDDD by photopolymeric technology requires low-shrinkage photopolymer possessing needed resolution. Photopolymeric compound with such properties consists of acrylate oligomers with proprietary additives for better resolution and implementation of no shrinkage requirements. Proprietary amino compounds are used for improving resolution. Spiro compounds are used for achieving low shrinkage.

4. Optimization of Information Pits Geometry for Quasi-Reflective Multilayer Information Carriers, in preparation.

To achieve a good quality eye-patterns it is necessary to optimize the geometric sizes and shapes of pits as well as the laser beam waist of a reading laser.

Ratio between width and length of pits and parameters of the reading laser beam in a drive are optimized for maintaining the eye-pattern asymmetry within standard.

5.  15  GB  Multilayer  Information Carrier and Method of Manufacturing Thereof.

The method of producing of 4-layer quasi-reflective disc with capacity of 15 GB for HDTV is described. The distance between layers inside disc is 10-40 mkm. The specific technology of step-by-step disc assembling for every operation stage is described. Disc is produced by consecutive gluing of sublayers using photopolymeric technology based on low-shrinkage polymeric compound.

Step-by-step operational control procedure is described. Specific methods of a layer treatment to provide autofocusing and autotracking drive functions in multilayer environment are described.

6. Method of creating and optimization of thin film Quasi-Reflective coatings for multilayer information carrying structure of Quasi-Reflective discs and reading device for it, in preparation.

The method of formation and optimization according to readout parameters of thin films quasireflective coatings for creation of multilayer information structure, and the device for reading such a data storage carrier are characterized in that parameters of metallized information layer such as reflection coefficient, phase pit depths, pit forms and shapes as well as phase delay of metallic coating itself are selected in a special combination leading to the following redistribution of diffraction orders from the information layer: a) high frequency modulation of central beam aperture is absent ; b) high frequency modulation is formed by push-pull differential method; c) incidental modulation from neighbor layers is completely absent; d) signals of focusing and tracking are formed by using high frequency push-pull differential method and are not affected by disturbance caused by neighbor layers.

7. Optical pick-up head for multiplayer Quasi-Reflective media and precise adaptive tracking and focusing sensors for it, in preparation.

Optical pick-up head for multilayer quasireflective carriers and the signal detection device for high-precision adaptive servo-systems of focus and track are distinguished from the regular ones in that because of special formation of reading beam and diagram of radiation beyond an objective the influence of spherical aberration is decreased with substrate thickness changing. The formation method of high frequency push-pull differential signals of focus and track sensors which eliminates completely the influence on neighbor layer signals is also proposed.

8. Method of decreasing of interference and diffraction effects arising during multi layer Quasi-Reflective discs and optical pick-up head utilize this method, in preparation.

The method for decreasing of interference and diffraction effects in multilayer quasireflection carriers and the optical pick-up head designed according to this method are distinguished in that a special method of high frequency laser modulation with more than 100% modulation coefficient. The result is decreasing of coherent length of laser radiation. Consequently the interference noises from information layers are decreasing is used. The construction of optical pick-up head with super-luminescent diodes is suggested. This device provides reliable reading of multilayer discs and no interference noises.

9. Method for creating of high density information carrying layers of multilayer Quasi-Reflective discs and device for its reading, in preparation.

The method of high density information layers producing of multilayer quasireflective discs and the device for reading such discs are distinguished in that each quasireflective layer is covered with an additional mask layer doped by thermo-brightening sensitive dye which forms under definite conditions tightly focused light zone with diameter 1.5-2.5 times less than diffraction limited waist. This gives the possibility of enlargement by a factor 4 with respect to traditional data carriers.



Appendix D: Bios Dr. Boyd, Dr. McCall-Perez

Appendix  D:  Biographies

Douglas P. Boyd is a physicist and entrepreneur. He is currently employed as Chief Scientist at General Electric Medical Systems. He has started several technology companies, all of which have succeeded, including AccuImage Diagnostics Corporation and imaging Technology Group. He currently serves on the board of three technology companies. He has previously been employed on the faculty of the University of California and Stanford University. Dr. Boyd has a long-term interest in video technology including video compression techniques and optical storage, and is generally familiar with both the science and consumer trends in this field.


Dr. Boyd received his Ph.D. in Physics from Rutgers University in New Jersey, and has since gone on to contribute greatly to the fields of imaging technology, accelerator and beam physics, superconducting systems, nuclear physics, and medical physics. Dr. Boyd was one of the early developers of CT technology and is most known for the patent on xenon detectors, which are used in all CT machines. Dr. Boyd is the Chairman of the Board and Chief Technology Officer of Imatron, Inc., which manufactures the EBT scanners that he helped develop and that are deployed by ITG. Dr. Boyd is also a Director of AccuImage Diagnostics Corporation, which develops the 3D workstations and software that is used by the HeartScan Imaging Centers. In addition, Dr. Boyd also serves as an adjunct Professor of Radiology at the University of California at San Francisco and as an associate at the UCSF physics research laboratory. Dr. Boyd also holds several patents and has published more than 100 articles in these fields of study.

Fred McCall-Perez, Ph.D., M.B.A. Dr. McCall-Perez is a recognized leader in the industry for his track record of successfully guiding a variety of businesses to new levels of market leadership and profitability. He has been CEO of several start-up healthcare and technology companies and has brought hundreds of millions of dollars in return to investors. He has been the CEO or President of several leading companies, including American Biodyne, Quality Clinical Services, and LifeWay. He was the first medical advisor for WebMD. Through his consulting firm, he has been involved in M & A in more than 30 companies.